UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to ss.240.14a-12

OCWEN FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2008

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Financial Corporation which will be held at the offices of the company located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, on Thursday, May 8, 2008, at 9:00 a.m. Eastern Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Two of our directors, W. Michael Linn and W.C. Martin, will not stand for re-election at the Annual Meeting as they plan to retire from the Board upon the expiration of their terms in May 2008. We are immensely grateful for their many valuable contributions to the company over the years, and we wish them well in their retirements.

Your continued support of and interest in Ocwen Financial Corporation are sincerely appreciated.

Sincerely,

/s/ William C. Erbey

William C. Erbey
Chairman and Chief Executive Officer

OCWEN FINANCIAL CORPORATION
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 8, 2008

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Thursday, May 8, 2008

Time:	9:00 a.m. Eastern Daylight Time

Location:	Ocwen Financial Corporation 1661 Worthington Road, Suite 100 West Palm Beach, Florida 33409

PURPOSE

•	To elect six Directors for a one-year term and/or until their successors are elected and qualified;

•

To ratify the appointment by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm of Ocwen Financial Corporation for the fiscal year ending December 31, 2008; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting. Management is not aware of any such other business at this time.

PROCEDURES

•

Our Board of Directors fixed Monday, March 10, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting.

•

The proxy statement for our 2008 Annual Meeting of Shareholders and our annual report to shareholders on Form 10-K for the year ended December 31, 2007 are available on our website at www.ocwen.com under Shareholder Relations. Additionally, and in accordance with new Securities and Exchange Commission rules, you may access our proxy statement at http://www.cfonews.ocn, a website that does not identify or track visitors of the site.

By Order of the Board of Directors,

/s/ Kevin J. Wilcox

Kevin J. Wilcox Secretary

March 31, 2008 West Palm Beach, Florida

OCWEN FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

We have sent you this proxy statement on or about March 31, 2008 as a holder of common stock, because our Board of Directors is soliciting your proxy to be used at our Annual Meeting of Shareholders and at any adjournment of this meeting. The meeting will be held at our offices located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, on Thursday, May 8, 2008, at 9:00 a.m. Eastern Daylight Time for the purposes listed in the Notice of Annual Meeting of Shareholders.

How a Proxy Works

If you properly complete, sign and return your proxy to Ocwen and do not revoke it prior to its use, it will be voted at the meeting in accordance with your instructions. If no contrary instructions are given, each proxy received will be voted:

•	for each of the nominees for Director;

•	for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2008; and

•	with regard to any other business that properly comes before the meeting, in accordance with the best judgment of the persons appointed as proxies.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any adjournment or postponement of this meeting and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice with our Secretary at the following address:

Kevin J. Wilcox, Secretary Ocwen Financial Corporation 1661 Worthington Road, Suite 100 West Palm Beach, Florida 33409

•	submitting a properly executed proxy bearing a later date; or

•	appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person.

Who May Vote

You are entitled to vote at the Annual Meeting or any adjournment of this meeting if you are a holder of record of our common stock at the close of business on March 10, 2008. At the close of business on March 10, 2008, there were 62,649,110 shares of common stock issued and outstanding and no other class of equity securities outstanding. Each share of our common stock is entitled to one vote at the Annual Meeting on all matters properly presented.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the six persons receiving the greatest number of votes for Director will be elected as Directors of Ocwen. You may vote in favor of or withhold authority to vote for one or more nominees for Director. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2008 and any other matter properly submitted for your consideration at the Annual Meeting (other than the election of Directors), will be approved if the votes cast in favor of the action exceed the votes cast opposing the action.

Abstentions and broker “non-votes” will not be counted in determining the votes cast in connection with the foregoing matters. A broker “non-vote” occurs when a shareholder has not provided voting instructions to the broker on a non-routine item. In such cases, the New York Stock Exchange precludes brokers from giving a proxy to vote on non-routine items.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms offer the option of voting over the Internet or by telephone. Please contact your bank or brokerage firm for further information.

ELECTION OF DIRECTORS
(Proposal One)

Our Bylaws provide that our Board of Directors shall consist of no less than three and no more than eight members, with the exact number to be fixed by our Board of Directors. Directors are elected annually and hold office until the earlier of the election and qualification of their successors or their resignation and removal.

We will propose the six nominees listed below for election as Directors at the Annual Meeting. All six nominees are currently our Directors. Our Board of Directors knows of no reason why any of the six nominees would not be able or willing to serve as director if elected. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

W. Michael Linn and W. C. Martin have announced that they will not run for re-election to and will retire from our Board of Directors effective as of the Annual Meeting.

Nominees for Director

The following table sets forth certain information concerning our Directors:

Name	Age (1)	Director Since	Executive Committee		Audit Committee		Compensation Committee		Nomination/ Governance Committee

William C. Erbey	58	1988	X	(2)
Ronald M. Faris	45	2003	X
Martha C. Goss	58	2005			X
Ronald J. Korn	67	2003			X	(2)	X
William H. Lacy	63	2002			X	(3)			X
W. Michael Linn (4)	59	2002
W. C. Martin (4)	59	1996					X	(2)	X
Barry N. Wish	66	1988	X		X	(3)	X		X	(2)

Number of Meetings in 2007			0		9		3		4

(1)	As of March 31, 2008

(2)	Committee Chairman

(3)	On May 10, 2007, Mr. Lacy resigned from the Audit Committee, and the Board of Directors appointed Mr. Wish to fill Mr. Lacy’s vacated seat on the Audit Committee.

(4)	Retiring as a director at the 2008 Annual Meeting

The principal occupation for the last five years and additional biographical information of each Director of Ocwen is set forth below.

William C. Erbey. Mr. Erbey has served as the Chairman of the Board of Directors of Ocwen since September 1996, as the Chief Executive Officer of Ocwen since January 1988 and as the President of Ocwen from January 1988 to May 1998. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities, most recently as the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. Mr. Erbey also served as the Program General Manager of GECC’s Commercial Financial Services Department and as the President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Masters of Business Administration from Harvard University.

Ronald M. Faris. Mr. Faris has served as a Director of Ocwen since May 2003 and as the President of Ocwen since March 2001. Mr. Faris served as Executive Vice President of Ocwen from May 1998 to March 2001 and as Vice President and Chief Accounting Officer of Ocwen from June 1995 to May 1997. From March 1991 to July 1994, he served as Controller for a subsidiary of Ocwen. From 1986 to 1991, Mr. Faris was a Vice President with Kidder, Peabody & Co., Inc. and from 1984 to 1986 worked in the General Audit Department of PricewaterhouseCoopers LLP. He holds a Bachelor of Science in Accounting from The Pennsylvania State University.

Martha Clark Goss. Ms. Goss has served as a Director of Ocwen since July 2005. Ms. Goss has served as Chief Operating and Financial Officer of Amwell Holdings, LLC and Hopewell Holdings LLC since 2003. She previously served as Chief Financial Officer for The Capital Markets Company, a provider of e-based solutions to the global financial services and capital markets industry, and for Booz Allen & Hamilton Inc., a management consulting firm. Ms. Goss has held various senior executive positions with Prudential Insurance Company of America and Chase Manhattan Bank, N.A. Ms. Goss currently serves on the Boards of American Water, Channel Reinsurance Holding, Ltd., Neuberger Berman Mutual Funds Company and Allianz Life Insurance Company of New York. She has previously served on the Boards of Claire’s Stores, Inc., Foster Wheeler Ltd., Dexter Corporation, IBJ Whitehall Business Credit Corporation, Bank Leumi, USA, the Metropolitan Regional Advisory Board of Chase Manhattan Bank and the Advisory Boards of Attensity and the McLean Group as well as the boards of various subsidiaries of The Prudential Insurance Company of America. Ms. Goss holds a Bachelor of Arts from Brown University and a Masters of Business Administration from Harvard University.

Ronald J. Korn. Mr. Korn has served as a Director of Ocwen since May 2003. Mr. Korn is currently the President of Ronald Korn Consulting, which provides business and marketing services to a limited number of clients. Mr. Korn has been Director and Chairman of the Audit Committee of PetMed Express, Inc. since 2002. He has also served as a Director and Chairman of the Audit Committee of comScore, Inc. since October 2005. He was a partner and employee of KPMG, LLP from 1961 to 1991, where his client responsibilities included a number of large financial institutions and various public corporations. He was admitted as a Certified Public Accountant in New York, Michigan and Florida, with licenses currently inactive. He was also admitted to the New York Bar in 1966, but has never practiced law. Mr. Korn holds a Bachelor of Science in Economics from the University of Pennsylvania, Wharton School and a Juris Doctorate from New York University Law School.

William H. Lacy. Mr. Lacy has served as a Director of Ocwen since May 2002. Mr. Lacy was formerly Chairman of Mortgage Guaranty Insurance Corporation and Chairman and Chief Executive Officer of MGIC Investment Corporation, Milwaukee, Wisconsin. Both corporations are providers of private mortgage guaranty insurance and other mortgage-related services. Mr. Lacy is also a Director of ACA Capital Holdings, Inc. and of Johnson Controls, Inc. Mr. Lacy is Chairman of Johnson Controls’ Finance Committee and serves on Johnson Controls’ Compensation Committee. He is also a member of ACA Capital’s Risk Management and Audit Committees. Mr. Lacy holds a Bachelor of Arts from the School of Business at the University of Wisconsin.

Barry N. Wish. Mr. Wish has served as Chairman Emeritus of the Board of Directors of Ocwen since September 1996. He previously served as Chairman of the Board of Ocwen from January 1988 to September 1996. From 1983 to 1995, he served as a Managing General Partner of The Oxford Financial Group, which he founded. From 1979 to 1983, he was a Managing General Partner of Walsh, Greenwood, Wish & Co., a member firm of the New York Stock Exchange. Prior to founding that firm, Mr. Wish was a Vice President and shareholder of Kidder, Peabody & Co., Inc. He holds a Bachelor of Science in Political Science from Bowdoin College.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. Directors are expected to attend all Board meetings, the meetings of committees on which they serve and the Annual Meeting of Shareholders. Directors are also consulted for advice and counsel between formal meetings.

In 2007, our Board of Directors met 21 times. All of our Directors attended at least 75% of the Board meetings and meetings held by committees on which they served during the period. On March 11, 2008, the Board of Directors set the size of our Board of Directors at six directors, effective as of the Annual Meeting. All eight members of our Board of Directors attended our 2007 Annual Meeting.

Independence of Directors

Our Corporate Governance Guidelines provide that our Board of Directors must be comprised of a majority of Directors who qualify as independent directors under the listing standards of the New York Stock Exchange and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. Only those Directors who are determined by our Board of Directors to have no material relationship with Ocwen are considered independent directors. This determination is based in part on analysis of categorical questionnaire responses that follow the independence standards established by the New York Stock Exchange and is subject to additional qualifications prescribed under its listing standards and applicable law. Our current Board of Directors has determined that Ms. Goss and Messrs. Korn, Lacy, Martin and Wish are independent Directors. Specifically with regard to Mr. Wish, our Board of Directors considered his previous service as the managing General Partner of The Oxford Financial Group, the predecessor of Ocwen, and determined that such service has not impaired his independence from Ocwen and our management. The Board of Directors also considered shares of our common stock beneficially owned by each of the Directors, as set forth under “Security Ownership of Certain Beneficial Owners and Related Shareholder Matters,” although our Board of Directors generally believes that stock ownership further aligns a director’s interests with those of our other shareholders. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the Director is independent.

Committees of the Board of Directors

Our Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Nomination/Governance Committee. A brief description of these Committees is provided below.

Executive Committee. Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. On March 25, 2003, our Board of Directors authorized the Chairman and Chief Executive Officer to approve and/or to designate in writing certain individuals to approve actions that are required to be documented by counter parties, but do not require action by the Board of Directors. Such actions would include approving, signing and executing checks and electronic funds transmissions, dissolving or merging our wholly-owned subsidiaries and performing such other ministerial actions on such terms, conditions and limits as the Chairman deems appropriate in his sole discretion. In 2007, the Chairman approved 23 transactions in this manner on behalf of the Board of Directors. All such approvals and designations by the Chairman were provided to the Board of Directors at or before their next meeting and ratified by the Board of Directors at the next meeting.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered certified public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls and the review of the scope and results of the annual audit conducted by the independent registered certified public accounting firm. Each member of our Audit Committee is independent as defined in regulations adopted by the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. Our Board of Directors has determined that all members of our Audit Committee are financially literate. Further, our Board of Directors has determined that Ronald J. Korn and Martha C. Goss possess accounting or related financial management expertise within the meaning of the listing standards of the New York Stock Exchange and that each qualifies as an audit committee financial expert, as that term is defined in Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002. Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com and is available in print to any shareholder who requests it.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee reviews with the Chief Executive Officer and subsequently approves all executive compensation plans, any severance or termination arrangement and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors. The Committee shared jurisdiction with our full Board of Directors over the administration of and grants under the 1991 Equity Incentive Plan and shares jurisdiction with our full Board of Directors over the administration of the 2007 Equity Incentive Plan. Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com and is available in print to any shareholder who requests it.

The Compensation Committee has the authority, at our expense, to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities; however, the Compensation Committee did not engage an outside compensation consultant in 2007. Certain executives are involved in the design and implementation of our executive compensation programs, including the Chief Executive Officer and Senior Vice President of Human Resources, who are typically present at Compensation Committee meetings. These executives annually review the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and Senior Vice President of Human Resources for development and execution.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and committees; develops and presents our Board of Directors with a set of corporate governance principles; and oversees the evaluation of our Board of Directors and our management. Each member of our Nomination/Governance Committee is independent as defined in the listing standards of the New York Stock Exchange. Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com and is available in print to any shareholder who requests it.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our shareholders. In evaluating all nominees for director, our Nomination/Governance Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, our Nomination/Governance Committee takes into account our best interests, as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors. The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current Board of Directors members, professional search firms, shareholders or industry sources. In evaluating the candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications, including the current composition of the Board of Directors, the balance of management and independent directors, the need for

Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination/Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders owning more than 5% of our common stock has put forth any director nominees.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You should provide each proposed nominee’s name, biographical data and qualifications. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. For consideration at the 2009 Annual Meeting, we must receive your recommendations by November 1, 2008.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as: Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance evaluation of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to the Guidelines to our Board of Directors. Our Corporate Governance Guidelines are available on our website at www.ocwen.com and are available in print to any shareholder who requests them by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

Executive Sessions of Non-Management Directors

Non-management Directors met in executive session without management four times during 2007. A non-management Director presides on a rotational basis as determined by our Board of Directors at each executive session.

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding Ocwen, you may do so by mail addressed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees, as required by the New York Stock Exchange rules. Any waivers from the Code of Business Conduct and Ethics for Directors or executive officers must be approved by our Board of Directors or a Board committee and must be promptly disclosed to you. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.ocwen.com and are available in print to any shareholder who requests a copy by writing to our Secretary at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on our website.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received by each non-management member of our Board of Directors who served as a Director during 2007. Our management Directors do not receive an annual retainer or any other compensation for their service on the Board of Directors.

Name	Fees Earned Or Paid in Cash	Stock Awards(1)(2)	All Other Compensation	Total

Martha C. Goss	$38,750	$30,000	—	$68,750
Ronald J. Korn	$46,250	$30,000	—	$76,250
William H. Lacy	$36,250	$30,000	—	$66,250
W. Michael Linn	$17,500	$30,000	—	$47,500
W. C. Martin	$40,000	$30,000	—	$70,000
Barry N. Wish	$42,500	$30,000	—	$72,500

(1)

The number of shares issued pursuant to the Directors’ Stock Plan is based on the “fair market value” of our common stock on the date of election (or re-election) of such Director to our Board of Directors. The term “fair market value” is defined in the Directors’ Stock Plan to mean the average of the high and low prices of our common stock as reported on the New York Stock Exchange on the relevant date. Shares issued pursuant to the Directors’ Stock Plan vest immediately but are subject to forfeiture during the 12 full calendar months following election or appointment to the Board of Directors or a committee thereof, if the Director does not attend an aggregate of at least 75% of all meetings of the Board of Directors and committees of which the Director is a member during such period.

(2)

In March 2005, the Board of Directors adopted a Deferral Plan for Directors, pursuant to which Directors are permitted to defer receipt of all or a portion of their equity compensation granted under the Directors’ Stock Plan. During 2007, Messrs. Lacy, Linn and Martin elected to defer their $30,000 in equity compensation pursuant to the terms of the Deferral Plan for Directors.

Cash Compensation

We provide the following cash compensation to our non-management Directors:

•	an annual retainer of $35,000 paid in quarterly installments;

•	an additional $12,500 to the Audit Committee chairperson;

•	an additional $5,000 to all committee chairpersons (other than the Audit Committee chairperson); and

•	an additional $5,000 to all Audit Committee members.

Equity Compensation

We provide our non-management Directors an annual award of restricted shares of common stock with a fair market value of $30,000 pursuant to our 1996 Stock Plan for Directors adopted by our Board of Directors and our shareholders in July 1996. Equity compensation is paid after the annual organizational meeting of the Board of Directors, which immediately follows the annual meeting of our shareholders.

Directors’ Deferral Plan

The purpose of Deferral Plan for Directors is to provide non-management Directors with the opportunity to defer the receipt of all or a portion of their equity compensation earned for their service as Directors. The plan is administered by the Compensation Committee, and all non-management Directors are eligible to participate. Before the end of each calendar year, the non-management Directors make an election to either receive the equity portion of their annual compensation in restricted stock or to obtain a credit to their deferral account for the number of share units equal to the number of shares of restricted stock granted to such Director. A Director will become vested in the share units and will receive dividend equivalents to the same extent as such Director would if the original award of restricted stock was not deferred.

Each Director electing deferral must specify the payment date at the time of election as (i) the six-month anniversary of the Director’s termination date or (ii) any other date elected by the Director which is at least two years after the last day of the year of service for which the compensation was awarded. At least 30 days prior to payment of deferred compensation, a Director must elect to receive such payment in the form of either (i) cash in an amount equal to the fair market value of the number of whole and fractional share units credited to the deferral account, or (ii) whole shares of common stock equal to the number of whole share units credited to the deferral account with fractional share units to be paid in cash.

Other Compensation Issues

Any Director compensation may be prorated for a Director serving less than a full one-year term, as in the case of a Director joining the Board of Directors after an annual meeting of shareholders. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. Directors’ compensation is subject to review and adjustment by the Board of Directors from time to time.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for election as our executive officer. None of our Directors and/or executive officers are related to any other Directors and/or executive officer of Ocwen or any of its subsidiaries by blood, marriage or adoption.

Name	Age (1)	Position

David J. Gunter	49	Senior Vice President, Chief Financial Officer and Treasurer
Paul A. Koches	54	Senior Vice President and General Counsel
Daniel C. O’Keefe	41	Vice President and Chief Accounting Officer
William B. Shepro	39	President of Global Servicing Solutions LLC and Senior Vice President

(1)  As of March 31, 2008

The principal occupation for the last five years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below.

David J. Gunter. Mr. Gunter has served as Ocwen’s Senior Vice President and Chief Financial Officer since May 2006 and additionally as Treasurer since May 2007. From 2002 until joining Ocwen, he held the position of Senior Vice President, Corporate Finance at Equifax Inc., where he was responsible for managing Securities and Exchange Commission reporting, Sarbanes-Oxley Section 404 implementation, planning, analysis, real estate and procurement. Mr. Gunter served as Chief Financial Officer for Cingular Wireless’ East Region from 2001 to 2002. Mr. Gunter holds a Bachelor of Science in Accounting from Concord University and a Masters of Professional Accountancy from West Virginia University.

Paul A. Koches. Mr. Koches has served as Senior Vice President and General Counsel of Ocwen since August 2002. Prior to joining Ocwen, Mr. Koches was a Partner with Arent Fox, LLP in Washington, D.C. Mr. Koches holds a Bachelor of Arts from the University of Connecticut and a Juris Doctorate from the University of Miami Law School.

Daniel C. O’Keefe.  Mr. O’Keefe has served as Vice President and Chief Accounting Officer of Ocwen since November 2006.  Prior to joining Ocwen, Mr. O’Keefe held the position of Vice President, Business Management at RBS Lynk from February 2005 to October 2006. Mr. O’Keefe worked for Beazer Homes USA, Inc. as Assistant Controller, External Reporting from November 2002 to February 2005. Mr. O’Keefe holds a Bachelor of Business Administration in Accounting and a Masters of Professional Accountancy from Georgia State University. Mr. O’Keefe has resigned as Vice President and Chief Accounting Officer effective as of April 4, 2008.

William B. Shepro. Mr. Shepro has served as President of Global Servicing Solutions, LLC, a joint venture between Ocwen Financial Corporation and Merrill Lynch, since 2003. In addition, since January 2008, Mr. Shepro has served as Senior Vice President of Ocwen Solutions which includes Ocwen Recovery Group, the fee-based businesses that are part of the Residential Origination Services segment, the technology platforms and Ocwen’s interest in Bankruptcy Management Solutions.  Prior to becoming Senior Vice President of Ocwen Solutions, Mr. Shepro held the positions of Senior Vice President of Ocwen Recovery Group and Senior Vice President, Director and Senior Manager of Commercial Servicing. He holds a Bachelor of Science in Business from Skidmore College and a Juris Doctorate from the Florida State University College of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each Director and executive officer of Ocwen;

•	all Directors and executive officers of Ocwen as a group; and

•	all persons known by Ocwen to own beneficially 5% or more of our outstanding common stock or to have a Schedule 13D or Schedule 13G on file with the Securities and Exchange Commission.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended.

Shares Beneficially Owned as of March 10, 2008 (1)

Name of Beneficial Owner:	Amount	Percent

Altus Capital, Inc. (2) 6120 Parkland Blvd, Suite 303, Mayfield Heights, Ohio 44124	6,551,711	10.48%

Angelo, Gordon & Co, L.P. (3) 245 Park Avenue, New York, New York 10167	2,150,000	3.44%

Dimensional Fund Advisors LP (4) 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	3,121,891	4.99%

Greenwood Investments, Inc. (5) 420 Boylston Street, 5th Floor, Boston, MA 02116	3,454,800	5.5%

Perry Corp. (6) 767 Fifth Avenue, New York, New York 10153	3,613,888	5.74%

Directors and Executive Officers:	Amount	Percent

William C. Erbey (7)	19,389,792	30.6%
Ronald M. Faris (8)	936,316	1.5%
Martha C. Goss	6,601	*
Ronald J. Korn	7,237	*
William H. Lacy	12,579	*
W. Michael Linn (9)	342,540	*
W. C. Martin (10)	20,603	*
Barry N. Wish (11)	6,061,237	9.7%
David J. Gunter (12)	8,674	*
Paul A. Koches	2,105	*
Daniel C. O’Keefe (13)	2,636	*
William B. Shepro (14)	299,203	*

All Directors and Executive Officers as a Group (12 persons)	27,089,523	41.94%

*     Less than 1%

(1)

For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has or shares voting power or investment power, as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. No shares have been pledged as security by the named executive officers, directors or director nominees.

(2)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2008 by Altus Capital, Inc. Includes 3,690,763 shares as to which sole voting power and sole dispositive power is claimed. Includes 2,860,948 shares as to which shared voting power and shared dispositive power is claimed.

(3)

Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission on January 24, 2008 by Angelo, Gordon & Co., L.P. Angelo, Gordon & Co. may be deemed to have sole voting and sole dispositive power over all 2,150,000 shares. John M. Angelo and Michael L. Gordon also may be deemed to have shared voting and shared dispositive power over all 2,150,000 shares.

(4)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008 by Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Includes 3,121,891 shares as to which sole voting power and sole dispositive power is claimed.

(5)

Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission on February 15, 2008, by (1) Steven Tannenbaum, (2) Greenwood Investments, Inc. (“Greenwood”), (3) Greenwood Investors Limited Partnership (“Investors”), (4) Greenwood Capital Limited Partnership (“Capital”), (5) Madaket Limited Partnership (“Madaket”), (6) Seth W. Hamot, (7) Costa Brava Partnership III L.P. (“Costa Brava”) and (8) Roark, Rearden and Hamot, LLC (“RRH”), a Delaware limited liability company. Mr. Tannenbaum is the President of Greenwood, which is the sole general partner of each of Capital, Investors and Madaket. Mr. Hamot is the Managing Member of RRH, which is the sole general partner of Costa Brava. Includes 3,438,300 shares as to which sole voting power is claimed and 3,454,800 as to which sole dispositive power is claimed.

(6)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2008, by Perry Corp., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Includes 3,613,888 shares as to which sole voting power and sole dispositive power is claimed.

(7)

Includes 13,319,823 shares held by FF Plaza Partners, a Delaware partnership of which the partners are William C. Erbey, his spouse, E. Elaine Erbey and Delaware Permanent Corporation, a corporation wholly-owned by William C. Erbey. Mr. and Mrs. William C. Erbey share voting and dispositive power with respect to the shares owned by FF Plaza Partners. Also includes 5,409,704 shares held by Erbey Holding Corporation, a corporation wholly-owned by William C. Erbey and options to acquire 657,380 shares, which are exercisable on or within 60 days after March 31, 2008.

(8)	Includes 16,260 shares held jointly with Mr. Faris’ spouse. Also includes options to acquire 760,588 shares, which are exercisable on or within 60 days after March 31, 2008.

(9)

Includes 6,000 shares held by William M. Linn, II Et Al Trust, of which Mr. Linn is the custodian for his minor children and 18,000 shares held by Brown’s Valley Development, a company owned by Mr. Linn. Also includes options to acquire 284,842 shares, which are exercisable on or within 60 days after March 31, 2008.

(10)	Includes 5,110 shares held by Martin & Associates Defined Contribution Pension Plan & Trust.

(11)

Includes 5,814,242 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93% of the common stock thereof and 37,000 shares held by the Barry Wish Family Foundation, Inc., a charitable foundation of which Mr. Wish is a director.

(12)	Includes options to acquire 6,744 shares, which are exercisable on or within 60 days after March 31, 2008.

(13)	Includes options to acquire 2,050 shares, which are exercisable on or within 60 days after March 31, 2008.

(14)	Includes options to acquire 228,149 shares, which are exercisable on or within 60 days after March 31, 2008.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance. The information is split between all compensation plans previously approved by security holders and all compensation plans not previously approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders	3,230,526	$9.50	18,086,256

Equity compensation plans not approved by security holders	—	—	—

Total	3,230,526	$9.50	18,086,256

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, Directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all of our executive officers, Directors and 10% shareholders complied with all of the filing requirements applicable to them with respect to their reporting obligations under Section 16(a).

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section provides information regarding the following:

•	compensation programs for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers;

•	overall objectives of our compensation program and what it is designed to reward;

•	each element of compensation that we provide; and

•	the reasons for the compensation decisions we have made regarding these individuals.

Our named executive officers for 2007 were as follows:

Name	Position

William C. Erbey	Chairman and Chief Executive Officer
Ronald M. Faris	President
David J. Gunter	Senior Vice President, Chief Financial Officer and Treasurer
Paul A. Koches	Senior Vice President and General Counsel
W. Michael Linn(1)	Executive Vice President
William B. Shepro	President of Global Servicing Solutions LLC and Senior Vice President

(1)     Mr. Linn retired from this position in May 2007.

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one that aligns executives’ interests with those of our shareholders by rewarding performance that achieves or exceeds specific annual, long-term and strategic goals, with the ultimate objective of improving shareholder value. We seek to promote individual service longevity and to provide our executives with long-term wealth accumulation opportunities, to the extent Ocwen has consistent high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our comparison companies. To achieve these objectives, we believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

Governance

The Compensation Committee of the Board of Directors oversees our executive compensation and benefit plans and practices, while establishing management compensation policies and procedures to be reflected in the compensation program offered to our executive officers. The Compensation Committee also evaluates and makes recommendations to the Board of Directors for human resource and compensation matters relating to our executive officers.

The Compensation Committee is comprised of three directors, Messrs. Martin, Korn and Wish, each of whom served throughout 2007. The members of the Committee are elected annually, and Mr. Martin serves as the chairman of the Committee. Each member of the Compensation Committee is independent as defined in the listing standards of the New York Stock Exchange. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters that has been developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We feel that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints.

The Compensation Committee operates under a written charter approved by the entire Board of Directors, a copy of which is available on our website at www.ocwen.com. On an annual basis, the Compensation Committee evaluates its performance under the charter to ensure that it appropriately addresses the matters that are within the scope of Committee responsibility. When necessary, the Compensation Committee recommends amendments to its charter to the Board of Directors for approval. The charter was last reviewed by the Compensation Committee in March 2008.

The Corporate Secretary develops the meeting calendar for the year based on Committee member availability and other relevant events within our corporate calendar. Compensation Committee meeting agendas are generally developed by our Corporate Secretary and our Compensation Committee Chairman. The Compensation Committee generally meets in executive session at each scheduled meeting. In 2007, the Compensation Committee approved the incentive compensation awards, including awards of restricted stock and stock options to eligible employees for service in 2006, as well as the compensation of the Chief Executive Officer. Additionally, the Committee reviewed the overall performance of the Chief Executive Officer in 2006 and approved an incentive award of cash, stock options and restricted stock for his performance. The Committee also approved the incentive compensation plan’s components, including the corporate scorecard setting forth the corporate key performance indicators and targeted levels of achievement for the 2007 year. The Committee also reviewed and discussed guidance issued by the Securities and Exchange Commission in 2007 with respect to the 2006 amendments to the Securities and Exchange Commission’s executive compensation disclosure. Thus far in 2008, the Compensation Committee has reviewed the performance of the Chief Executive Officer for service in 2007 and approved the incentive compensation for our executive officers.

The Compensation Committee has the authority to retain independent counsel, consultants or other advisers as it deems necessary in connection with its responsibilities at our expense; however, the Compensation Committee did not engage an outside compensation consultant in 2007. The Compensation Committee may request that any of our Directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

Role of Executive Officers in Compensation Decisions

Certain executives are involved in the design and implementation of our executive compensation programs, including the Chief Executive Officer and Senior Vice President of Human Resources, who are typically present at Compensation Committee meetings. These executives annually review the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and Senior Vice President of Human Resources for development and execution.

Setting Compensation

Based on the performance evaluations and a review of our goals and strategic initiatives, the Committee approves and submits to the Board of Directors for approval base salary and annual incentive compensation targets and amounts for the Chief Executive Officer. In addition, the Compensation Committee reviews management’s recommendations with regard to incentive compensation for the prior year. The Committee’s approval generally occurs during the first quarter of the year, and the Committee makes its presentation to the Board of Directors at the next regularly scheduled meeting, which occurred on March 11, 2008 for 2007 incentive compensation. All equity awards are granted on the date the Compensation Committee approves the awards using the fair market value of the company’s common stock at the close of that business day.

Generally at the first Board of Directors meeting of the year, the Compensation Committee approves the annual incentive components including the corporate scorecard for the upcoming year. For 2007, the key performance indicators for the company included achieving a pre-tax net income target, achievement of a revenue target and successful completion of ten strategic initiatives established to enhance long-term corporate and shareholder value.

These 2007 corporate strategic initiatives included:

•	Launching an asset management company

•	Improving financial structure and clarity with rating agencies to increase debt ratings

•	Maintaining a specified operating expense to revenue target ratio

•	Improving sigma level of customer survey

•	Improving the resolution rates for both first and second liens

•	Educating the market on a brand story that communicates our competitive strength and potential

•	Contributing to revenue increases through acquisitions and/or organic growth

•	Achieving target revenue in Refinance and Statement Marketing programs

•	Hiring top tier talent to enhance modeling and analytics capabilities

•	Achieving certain investment income and funding targets

Performance Reviews

Each of our executive officers performs a self-assessment as to his performance against his goals for the previous year. Our Chief Executive Officer utilizes these assessments, as well as his own observations and consultations with the Senior Vice President of Human Resources, to prepare a written performance appraisal for each of the other executive officers. He conducts performance evaluations of each of the executive officers, presents the appraisal scores to the Compensation Committee and makes recommendations as to the incentive compensation for each executive officer. The Committee conducts an annual performance evaluation of our Chief Executive Officer and evaluates his recommendations as to other executive officers.

Elements of Compensation

The current compensation package for our executive officers consists of base salary and annual incentive compensation. This compensation structure was developed in order to provide each executive officer with a competitive salary, while emphasizing an incentive compensation element that is tied to the achievement of strategic corporate goals and initiatives as well as individual performance. We have no employment agreements with our executive officers. We believe that the following elements of compensation are appropriate in light of our performance, industry, current challenges and environment.

Base Salary. Base salaries of the executive officers are reviewed annually during the performance review process. Base salaries for our executive officers are established based on individual qualifications and job responsibilities, while taking into account compensation levels at similarly situated companies for similar positions referred to as benchmarking. We use benchmarking as a point of reference for measurement, and the Compensation Committee has discretion in determining how much weight to place on the benchmarking analysis. Benchmarking helps the Committee assess whether our level of executive pay is appropriate when compared to industry standards. In setting 2007 compensation, the Compensation Committee established a comparison group of companies: Accredited Home Lenders Holding Co., AmeriCredit Corp., Clayton Holdings, Inc., Delta Financial Corporation, Equifax, Inc., First Horizon National Corp., Friedman, Billings, Ramsey REIT, Indymac Bancorp, Inc., R.H. Donnelley Corp., Sovereign Bancorp, Inc. and Zions Bancorp. We believe that this comparison group is representative of companies within our industry, companies of similar size and complexity to us or companies within our geographic proximity with whom we compete for talented employees. The information gathered from this comparison group included base salary, cash incentive compensation and equity incentive compensation.

In addition to benchmarking, the Committee reviews the executive officer’s compensation in relation to other officers, individual performance of the executive officer and corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations are based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. While the Compensation Committee sets the base salary for the Chief Executive Officer, the base salaries for all other executive officers are established and reviewed by the Chief Executive Officer and the Senior Vice President of Human Resources. In 2007, Messrs. Erbey, Faris, Koches, Shepro and Gunter received salary increases of 38.9%, 4.5%, 9.0%, 4.5% and 5.0%, respectively. Mr. Erbey’s salary increase consisted of a market adjustment based on the benchmarking analysis discussed above, as well as a merit increase based on the overall performance of the company. While Mr. Erbey’s incentive percentage increased five percent in 2005, his base salary had not been increased in seven years. A review of the compensation of the companies in our comparison group indicated that our Chief Executive Officer ranked tenth with regard to base salary and total compensation, eighth on the cash bonus portion and seventh for the equity compensation award. Accordingly, a market adjustment was made to Mr. Erbey’s salary to place him within the middle range of the comparison group. The other executive officers received merit increases based on each officer’s respective performance against his established goals.

Annual Incentive Compensation. Ocwen’s primary incentive compensation plan for executives is the 1998 Annual Incentive Plan, as amended, and the 2007 Equity Incentive Plan, which was approved by our shareholders. Pursuant to the plan, a participant can earn cash, restricted stock and stock option awards as determined by the Compensation Committee. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines, which are further discussed below.

Each executive officer has a targeted annual incentive award that is expressed as a percentage of total target compensation for each executive officer. At the executive level in 2007, 30-65% of total target compensation was payable only upon achievement of certain minimum company and individual performance levels. The percentage varies depending on the nature and scope of each executive officer’s responsibilities. For executives responsible for business units, a greater percentage of total compensation is allocated to the achievement of financial goals and performance levels, since these executives are more likely to have a direct impact on the financial performance of the company. While support unit executives also have their compensation allocated between base salary and incentive compensation tied to performance against the company scorecard, their base salary represents a greater percentage of their compensation, since they are generally not in direct control of the company’s financial performance. We believe that emphasizing incentive pay helps our executives to focus on the financial and strategic goals that create profitability and value for our shareholders. Thus, a significant portion of our named executive officers’ pay is at risk or subject to our future performance in an effort to align their interests with that of our shareholders.

The table below reflects the percentage of each executive officer’s total target compensation that was allocated to base salary and incentive compensation in 2007 and each executive officer’s actual total compensation that was allocated to base salary and incentive compensation in 2007:

Name	Base Salary % of Target Total Compensation in 2007	Incentive Compensation % of Target Total Compensation in 2007	Base Salary % of Actual Total Compensation in 2007	Incentive Compensation % of Actual Total Compensation in 2007

William C. Erbey	35%	65%	33%	67%
Ronald M. Faris	40%	60%	38%	62%
David J. Gunter	60%	40%	58%	42%
Paul A. Koches	55%	45%	47%	53%
W. Michael Linn (1)	55%	45%	100%	0%
William B. Shepro	40%	60%	40%	60%

(1)	Since Mr. Linn retired from his position as Executive Vice President in May 2007, the actual numbers only reflect a partial year of Base Salary.

Our annual incentive-based cash and non-cash executive compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance corporate performance and long-term shareholder value. This corporate scorecard is approved annually by the Compensation Committee and/or the full Board of Directors and is utilized as a factor by the Compensation Committee to determine the appropriate amount of incentive compensation to be paid to the Chief Executive Officer.

With regard to the Chief Executive Officer’s incentive compensation for 2007, the Compensation Committee reviewed the profitability and overall performance of the company against the corporate scorecard for 2007. In addition, the Compensation Committee took into consideration the Chief Executive Officer’s extraordinary efforts in leading the company through the downturn in the mortgage market, the company’s performance relative to other companies within the mortgage industry and the additional value created through the company’s outstanding achievement on the strategic initiatives. Much of this achievement can be attributed to the focus maintained by senior management, through the leadership of our Chief Executive Officer, despite the poor market conditions. Not only did our company survive, when many others in our industry did not, but the company was profitable, grew revenue and grew its portfolio of serviced loans. As a result, the Compensation Committee determined that the Chief Executive Officer achieved above target performance level.

The incentive awards of our other executive officers are structured so that the compensation opportunities are related to (i) the performance levels on the corporate key performance indicators and initiatives, (ii) the performance within the business or support unit, as expressed on each executive officer’s scorecard, and (iii) the performance appraisal of the executive officer. For the 2007 service year, the applicable percentage weight assigned to each component of each executive officer’s incentive compensation is detailed below:

Name	Corporate Profitability	Corporate Revenue	Corporate Strategic Initiatives	Scorecard	Performance Appraisal

Ronald M. Faris	10%	10%	N/A	50%	30%
David J. Gunter	10%	N/A	10%	50%	30%
Paul A. Koches	10%	N/A	10%	50%	30%
W. Michael Linn	N/A	N/A	N/A	N/A	N/A
William B. Shepro	10%	10%	N/A	50%	30%

All executive officers have 10% of their incentive compensation determined by objective performance related to the corporate profitability key performance indicator established as part of the corporate scorecard.  Business unit executives have an additional 10% of their incentive compensation derived from the key performance indicator tied to revenue.  Support unit executives also have 10% of their incentive compensation determined by our performance related to our completion of strategic initiatives as set forth in the corporate scorecard.

The performance portion of the incentive compensation awards is also based on objective performance criteria set forth in a scorecard for each of our executive officers. For executive officers responsible for oversight of a business unit, incentive compensation is allocated 50% to business unit performance levels set forth in the executive officer’s scorecard and actually achieved. For executive officers that oversee a support unit, incentive compensation is allocated 50% to actual support unit performance based on the levels of achievement set forth in the executive officer’s scorecard. The individual scorecard component is comprised of key elements of our strategic initiatives for the year related to the executive officer’s respective business or support unit. All executive officers have 30% of their incentive compensation related to their performance appraisal for the service year. We believe that weighting incentive compensation most heavily toward business unit and personal performance focuses our executives on their particular area of responsibility within Ocwen and holds them directly accountable for successes or failures that are within their control. Thus, the executive cannot solely rely on the company as a whole having a good year despite the shortcomings of his business unit.

The responsibility for achieving our key performance indicators and initiatives in our corporate scorecard is cascaded to our executive officers in their personal scorecards and then to all of our incentive-eligible employees in their personal scorecards. Within this program, all other incentive-eligible employees of the organization are tied to a personal or business unit scorecard from which to measure performance against goals that are directly linked to the corporate profitability and strategy.

The components in each scorecard are weighted individually based on relevance to the ultimate financial performance of the company and achievement of the strategic initiatives. Within each component of the scorecard, there are three established levels of achievement: Threshold, Target and Outstanding. Each level of achievement is tied to a relative point on a percentage scale, which indicates the executive officer’s level of goal achievement within each component of the scorecard. Achieving the Threshold level of a goal will earn the executive officer 50% of the target incentive compensation tied to such goal; the Target level of a goal will earn the executive officer 100% of the target incentive compensation tied to such goal; and the Outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. The Target levels of performance are set at levels that the Compensation Committee believes to be challenging, yet reasonably attainable. For the last three service years, the average overall performance of our executive officers’ against their incentive goals is at 105% of Target performance.

Our corporate scorecard for 2007 was as follows:

Goals			Level of Achievement

Achieve revenue of $497.5 million	Threshold	$472.6 million	Threshold – $480.7 million

	Target	$497.5 million

	Outstanding	$522.4 million

Achieve pre-tax income (before taxes and extraordinary items) of $109.4 million	Threshold	$93.0 million	Below Threshold – $58.4 million

	Target	$109.4 million

	Outstanding	$125.8 million

Successfully complete the key strategic initiatives of the company	Threshold	5 of 10	Outstanding – 7 of 10

	Target	6 of 10

	Outstanding	7 of 10

Our key strategic initiatives for 2007 were as follows:

Goals			Level of Achievement

Launch an asset management company with funding of $150 million	Threshold	First investment by June 30th	Target – First investment completed May 31st

	Target	First investment by May 31st

	Outstanding	First investment by April 30th

Improve customer satisfaction	Threshold	4.52 sigma	Outstanding – Sigma Level = 4.62

	Target	4.57 sigma

	Outstanding	4.62 sigma

Maintain superior loss mitigation	Threshold	1st liens: 0 points	Below Threshold – 1st liens: -7 points 2nd liens: -28 points
2nd liens: 5 points

	Target	1st liens: 1 point
2nd liens: 10 points

	Outstanding	1st liens: 1.5 points
2nd liens: 15 points

Improve modeling / analytics	At the discretion of the Board of Directors		Outstanding

Goals Cont.			Level of Achievement

Improve financial structure and clarity with ratings agencies	Threshold	Improve 1 notch by 1 agency	Threshold – 1 notch by 1 agency

	Target	Improve 2 notches by 1 agency

	Outstanding	Improve 4 notches in total

Improve brand with asset-backed securities investors and hedge funds	At the discretion of the Board of Directors		Outstanding

Improve funding: 1) monetize investment income to improve cash by $200 million; 2) Operationalize cash flow management; and 3) Complete BMS transaction to recover $46 million investment	Threshold	Achieve one of three	Outstanding – Achieved three of three

	Target	Achieve two of three

	Outstanding	Achieve all three

Reduce costs; Achieve $377.6 million operating expenditure budget, or maintain operating expenses at 75.9% of revenue if revenue exceeds budget	Threshold	Operating expenses no greater than 115% of plan or pro rata actual	Target – $360.1 million

	Target	Achieve operating expense budget pro rata with revenue achievement

	Outstanding	Operating expenses at 85% of plan or pro rata actual

Contribute revenue of $15 million in total from any combination of an Unsecured Collections acquisition, a Residential Origination Services acquisition and organic growth	Threshold	$10 million	Outstanding – $36.0 million

	Target	$15 million

	Outstanding	$20 million

Achieve Refinance and Statement Marketing combined revenue of $14.3 million	Threshold	$12.9 million	Below Threshold – $7.1 million

	Target	$14.3 million

	Outstanding	$15.7 million

While our corporate performance against the strategic initiatives established for 2007 attained an Outstanding level of achievement, the company’s achievement on the revenue and pre-tax income key performance indicators fell below the Target and Threshold levels, respectively.  In developing the financial performance indicators of the corporate scorecard in conjunction with management, we utilized historical data and trends for servicing fee and late fee collection rates with an assumption that such trends would continue during 2007.  However, the actual collection rates on these fees fell far below what our historical analysis could have indicated due to the mortgage market’s rapid deterioration in the middle of 2007.  Since we account for servicing fees and late fees on a cash basis in our financial statements, the reduced collection rates impacted our performance against the financial indicators significantly.  Had our historical collection rates on servicing and late fees continued as expected or had we accounted for revenue and earnings on an accrual basis, our performance on the financial indicators of the scorecard would have exceeded Outstanding performance for the revenue indicator and reached Target performance on the pre-tax income indicator.  Despite the lengthening collection time frames, we expect to collect substantially all of the uncollected servicing fees and approximately 75% of the uncollected late fees in the future.

Although we believe that the goals were appropriate and fair at the time of establishment and it would be inappropriate to simply change the targets or our accounting treatment at this point, the industry within which we operate suffered an extreme dislocation beyond initial expectations during the evaluation period resulting in unprecedented levels of delinquencies. This, in turn, had a negative impact on our cash collections leading to reduced revenue and pre-tax income. Thus, the extraordinary conditions that affected our financial performance as measured by the corporate scorecard negatively impacted the initial calculation for the 2007 incentives in an unintended fashion. Therefore, it was the Committee’s opinion that to approve the awards based solely on these calculations would have the result of failing to reward senior management for extraordinary efforts made to effectively lead the company through an unexpected and dramatic downturn in the mortgage market. It is the Committee’s opinion that the ultimate performance of the company must be considered in comparison to the prevailing market conditions and the performance of the industry as a whole. As mentioned above, our company not only survived, when many others in our industry did not, but was profitable, grew revenue and grew its portfolio of serviced loans.

In addition, through the extraordinary hard work and commitment of senior management in 2007, the company has positioned itself to take advantage of the opportunities created by the mortgage market dislocation. This is reflected in management’s achievement against the strategic initiatives established for 2007 at an Outstanding level, which included the strategic acquisition of NCI; establishment of special investment vehicles; cost-reducing improvements in customer satisfaction; completion of the BMS transaction recovering our entire initial investment; and achievement of a record number of loan resolutions.

Furthermore, the Compensation Committee recognizes the importance of stability and commitment among a management group that possesses extensive experience in the management of distressed assets. In light of the instability in the mortgage market, it has become apparent that increased efforts to retain key executives are necessary. As a service provider with a global workforce, this need is only magnified given the location of our senior management in both the United States and abroad, where attracting and retaining high quality management is challenging yet critical to our effective and efficient performance over the long term. To allow these managers’ incentives to be fully impacted by the unintended negative results noted above would increase the risk of attrition.

Based on the above factors, the Compensation Committee decided that it was in the best interests of the company to recognize a discretionary award to certain executives and employees. In most cases, the discretionary awards range from five to ten percent of the employee’s Target incentive and represent a partial remediation for the unintended negative effect that the market disruption had on the incentive awards for these individuals.

The personal scorecards for our other executive officers and their corresponding levels of achievement are as follows:

			Achievement Levels
		2007 Scorecard Elements				Level Achieved
Name	%		Threshold	Target	Outstanding

Ronald M. Faris	33%	Achieve pre-tax income (before taxes and extraordinary items)	$96.2 million	$113.2 million	$130.2 million	Below Threshold

	33%	Improve revenue	$418.7 million	$440.7 million	$462.8 million	Below Threshold

	33%	Successfully complete certain strategic initiatives of the company	3 of 7	4 of 7	5 of 7	Target

David J. Gunter	20%	Improve funding including monetizing investment income, same day funding and BMS	Achieve one of three	Achieve two of three	Achieve three of three	Outstanding

	20%	Consummate acquisitions for Unsecured Collections and Residential Origination Services	Revenue lift of $10 million	Revenue lift of $15 million	Revenue lift of $20 million	Outstanding

	15%	Reduce Costs	105% of budget	100% of budget	95% of budget	Outstanding

	15%	Achieve Asset Efficiency target of 3.63 (Average Total Assets/Total Revenue)	3.88	3.63	3.38	Below Threshold

	15%	Design and implement methodology to develop accurate Balance Sheets for each business segment	13%	14%	15%	Below Threshold

	15%	Improve debt ratings	Improve 1 notch by 1 agency	Improve 2 notches by 1 agency	Improve 4 notches in total	Threshold

Paul A. Koches	35%	Reduce Costs	105% of budget	100% of budget	95% of budget	Outstanding

	25%	Consummate acquisitions for Unsecured Collections and Residential Origination Services	Revenue lift of $10 million	Revenue lift of $15 million	Revenue lift of $20 million	Outstanding

	25%	Improve funding including monetizing investment income, same day funding and BMS	Achieve one of three	Achieve two of three	Achieve three of three	Outstanding

	15%	Launch asset management company with funding of $150 million	First investment by June 30th	First investment by May 31st	First investment by April 30th	Target

Achievement Levels
		2007 Scorecard Elements				Level Achieved
Name	%		Threshold	Target	Outstanding

William B. Shepro	20%	Achieve Organic Revenue Growth plan for Ocwen Recovery Group	Achieve 90% of organic revenue growth plan	Achieve organic revenue growth plan	Achieve 110% of organic revenue growth plan	Threshold

	20%	Achieve pre-tax income (before taxes and extraordinary items) of $3.0 million	$2.6 million	$3.0 million	$3.5 million	Target

	20%	Contribute revenue of $10 million from Unsecured Collections acquisition	2007 revenue lift of $5 million	2007 revenue lift of $10 million	2007 revenue lift of $15 million	Outstanding

	10%	Achieve Revenue of $35.5 million	$33.7 million	$35.5 million	$37.2 million	Outstanding

	10%	Achieve operating expense budget of $26.6 million or maintain operating expenses at 75% of revenue if revenue exceeds budget for current businesses	Operating expense no greater than 110% of plan or pro rata actual	Achieve operating expense budget pro rata with revenue achievement	Operating expenses at 90% of plan or pro rata actual	Below Threshold

	20%	Sell or wind down businesses	2 businesses sold or wound down	3 businesses sold or wound down	4 businesses sold or wound down	Target

The scorecards are communicated to all incentive-eligible employees by the Human Resource Department or the employee’s immediate supervisor and are available to employees at all times in our performance management tracking system. Performance against such scorecards is reviewed with senior management on a quarterly basis and after the end of each year. Annual incentive compensation is paid to our executives and other incentive-eligible employees after Compensation Committee approval following the service year associated with the incentive.

Tax Considerations

The timing of compensation decisions is driven by a variety of tax considerations. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the tax deduction by corporate taxpayers is limited with respect to the compensation of certain executive officers to $1 million per covered executive unless such compensation is based upon the attainment of performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. We obtained shareholder approval of the 1998 Annual Incentive Plan, including all amendments thereto, and the 2007 Equity Incentive Plan in order to qualify awards under such plans as performance-based compensation under Section 162(m) of the Code. It is the Compensation Committee’s intention to qualify all performance-based compensation for the exclusion from the deductibility limitation of 162(m), except in situations where qualifying compensation for the exclusion would be inconsistent with our overall best interest. In order to satisfy the deductibility requirements under Section 162(m) of the Internal Revenue Code of 1986, performance objectives must be established in the first 90 days of the performance period. For annual incentive awards, this means performance objectives must be established no later than the end of March. In addition, in order to avoid being considered deferred compensation under Section 409A of the Internal Revenue Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid out by March 15.

Restrictive Covenants

All of our executive officers execute an intellectual property and non-disclosure agreement upon commencement of their employment. This agreement requires the executive officer to hold all confidential information in trust for us and prohibits the executive officer from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates. Other than these restrictive covenants, we generally do not have employment, non-competition, or non-solicitation agreements with our executive officers. From time to time, we enter into separation agreements with executive officers that contain these provisions.

Stock Ownership Policies

We have not developed stock ownership or retention policies, guidelines or requirements as of yet. The Compensation Committee may consider adopting such a policy in the future for all or a select portion of our executive officers; however, we maintain a management directive detailing our window period policy for directors and employees and our insider trading policy.

Equity Incentive Plan

The 2007 Equity Incentive Plan was developed by management and approved by our shareholders at the 2007 Annual Meeting. The plan is administered by the Compensation Committee and authorizes the grant of restricted stock, options, stock appreciation rights, stock purchase rights, or other equity-based awards to our employees. Options granted under the plan may be either “incentive stock options” as defined in section 422 of the Internal Revenue Code, or nonqualified stock options, as determined by the Compensation Committee.

Each award granted under the plan is evidenced by a written award agreement between the participant and us, which describes the award and states the terms and conditions to which the award is subject. If any shares subject to award are forfeited or if any award terminates, expires or lapses without being exercised, shares of common stock subject to such award are again available for future grant. In addition, any shares under the plan that are used to satisfy award obligations under the plan of another entity that is acquired by us do not count against the remaining number of shares available.

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Employment Termination

Since we have no employment agreements with our executive officers other than the restrictive covenants noted above, we handle each termination as appropriate in light of the circumstances. Without any special agreement related to termination, an executive officer typically would be entitled to receive his or her base salary and applicable employee benefit plans and programs through the date of termination. In addition, the executive officer would be entitled to retain any vested portion of prior equity awards granted through the 1998 Annual Incentive Plan, the 1991 Non-Qualified Stock Option Plan, or the 2007 Equity Incentive Plan. For termination not due to death, disability or retirement, the executive officer would have six months in which to exercise stock options pursuant to our stock option agreements. Otherwise, the executive officer would be afforded the time permitted in the original grant. Any portion of an equity award not vested, would be forfeited in either circumstance unless alternate arrangements are made.

Severance Benefits

We do not have a formal severance plan or policy. We handle each departure from the company on a case by case basis in light of the circumstances, which may include duration of service to the company, performance against goals and reason for departure. When an executive officer separates from the company as a result of a reduction in work force, we typically provide the executive with two months salary for each year of service to the company up to a maximum of six months salary in exchange for a separation agreement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received for the past two years by our Chief Executive Officer, our Chief Financial Officer and our other named executive officers who served during fiscal year 2007.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)(3)	Option Awards(2)(3)		Non-Equity Incentive Plan Compen-sation(4)	All Other Compen-sation (5)		Total

William C. Erbey Chairman of the Board and Chief Executive Officer	2007	$473,077	$242,355	$818,847	(6)	$953,399	$4,500		$2,492,178
	2006	$360,000	$105,723	$206,629		$501,429	$41,911	(7)	$1,215,692

Ronald M. Faris President	2007	$380,440	$208,627	$372,284		$622,066	$4,500		$1,587,917
	2006	$367,882	$87,697	$188,610		$413,842	$4,400		$1,062,431

David J. Gunter Senior Vice President, Chief Financial Officer and Treasurer	2007	$308,653	$27,419	$42,144		$219,157	—		$597,373
	2006	$201,923	—	—		$82,226	—		$284,149

Paul A. Koches(8) Senior Vice President and General Counsel	2007	$300,000	—	—		$335,045	$80,788	(9)	$715,833

W. Michael Linn Executive Vice President	2007	$103,385	$74,189	$318,813	(10)	—	$4,500		$500,887
	2006	$280,000	$48,566	$53,225		$157,500	$4,400		$543,691

William B. Shepro President of Global Servicing Solutions, LLC	2007	$232,554	$96,891	$174,200		$348,850	$19,494	(11)	$871,989
	2006	$215,408	$68,508	$115,837		$138,381	$34,025	(12)	$572,159

(1)	Represents amounts paid in corresponding year.

(2)

Consists of compensation cost recognized in the financial statements with respect to the fair value of awards granted for previous fiscal years in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”). We recognize compensation expense relating to a stock or stock option award over the vesting period, except that expense recognition does not begin until the date of grant. Because one-third of a stock award and one-fifth of a stock option award vest immediately upon grant, we recognize the related cost as expense at that time. In addition, for those who are eligible for retirement, we recognize the full fair value of the stock option award as expense on the date of grant.

Compensation expense recognized in 2007 includes amounts related to stock and stock option awards granted to the executive officers in the first quarter of 2007 for 2006 performance. We did not recognize any compensation expense for these awards in 2006. As a result, the value of the stock and stock option awards in the table do not reflect performance for the year indicated and 2007 expense is comparatively higher than 2006.

(3)

We based the grant date fair value of stock awards recognized as expense in 2007 and 2006 on the closing price of our common stock. We estimated the grant date fair value of stock option awards recognized as expense in 2007 and 2006 using the Black-Scholes option-pricing model and the following assumptions:

Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Risk-Free Interest Rate (%)	Expected Term in Years

2002	62	0	2.73	5
2003	48	0	3.25	5
2004	43	0	3.61	5
2005	36	0	4.35	5
2006	33	0	4.78	5

There can be no assurance that the value realized upon exercise will equal the grant date fair value determined using the Black-Scholes option-pricing model. No value will be realized if the options are never exercised.

(4)

Consists of the cash portion of incentive compensation bonus awarded pursuant to our 1998 Annual Incentive Plan in the first quarter of the year following the year in which services are rendered. In recent years prior to 2007, awards under the Annual Incentive Plan were paid 50% in cash and 50% in equity. The full amount of the cash portion of the award is recognized as expense in the performance year. For 2007, awards under the Annual Incentive Plan were paid entirely in cash in contemplation of the proposed going private transaction. As a result, non-equity compensation for 2007 was considerably higher even though the total value of the compensation was lower than in 2006.

(5)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan for each executive officer, salary adjustments and relocation expenses as detailed below.

(6)

Because Mr. Erbey is currently eligible for retirement, the full grant date fair value of his stock option award for the 2006 performance year was recognized on the date of grant in 2007. The accelerated portion of this award that we recognized as expense in 2007 was $385,523.

(7)	Includes $37,511 in relocation expenses.

(8)	While Mr. Koches served as General Counsel of the company since 2002, he did not become an employee of the company until January 1, 2007.

(9)	Includes $76,288 in relocation expenses.

(10)	The amount of expense reported for Mr. Linn in 2007 reflects the accelerated vesting of his unvested stock options as a result of his retirement in 2007.

(11)	Includes $14,994 in relocation expenses.

(12)	Includes $29,625 in relocation expenses.

We have no employment agreements with our named executive officers. For more information about the elements of the compensation paid to our named executive officers, see Compensation Discussion and Analysis above.

Grants of Plan Based Awards for 2007

The following table provides information related to non-equity incentive compensation pursuant to our 1998 Annual Incentive Plan for services rendered in fiscal year 2007 by the individuals named in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Exercise or Base Price of Option Awards (2)	Grant Date Fair Value of Stock and Option Awards (2)

		Threshold	Target	Maximum	Threshold	Target	Maximum

William C. Erbey	—	$439,354	$878,708	$1,318,063	—	—	—	—	—
Ronald M. Faris	—	$410,351	$820,702	$1,231,054	—	—	—	—	—
David J. Gunter	—	$102,890	$205,781	$308,671	—	—	—	—	—
Paul A. Koches	—	$122,727	$245,455	$368,182	—	—	—	—	—
W. Michael Linn (3)	—	—	—	—	—	—	—	—	—
William B. Shepro	—	$174,425	$348,850	$523,275	—	—	—	—	—

(1)

These figures represent the potential non-equity compensation that may have been earned by each respective executive officer in 2007 under the different achievement levels presented on their personal scorecards, which are more fully discussed in our Compensation Discussion and Analysis. Under our current compensation structure, all non-equity incentive compensation is paid to the executive officer in the first quarter of the year following the year in which service was rendered. The actual amount of non-equity incentive compensation that was paid to our named executive officers in 2007 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	No equity compensation was paid to the individuals named in the Summary Compensation Table for services rendered in fiscal year 2007.

(3)	Mr. Linn retired as an executive officer of the company in May 2007, so he was not eligible for any incentive compensation for services rendered in 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2007 for the individuals named in the Summary Compensation Table.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable(1)		Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

William C. Erbey	235,756	(2)	—	—	$20.35000	01/31/08	6,972	(3)	$38,630	6,972	$38,630
	14,143	(4)	—	—	$12.31250	01/31/09	14,069	(5)	$77,942	14,069	$77,942
	34,549	(4)	—	—	$6.25000	01/31/10	39,825	(7)	$220,631	39,825	$220,631
	158,030		—	—	$4.08625	01/31/11	—		—	—	—
	39,507		—	—	$7.40000	01/31/11	—		—	—	—
	84,885		—	—	$5.78900	01/31/12	—		—	—	—
	56,590		—	—	$7.00000	01/31/12	—		—	—	—
	33,875		—	—	$1.87000	01/31/13	—		—	—	—
	50,813		—	—	$2.81000	01/31/13	—		—	—	—
	12,736		—	—	$6.18000	01/31/14	—		—	—	—
	38,207		12,736	12,736	$10.73000	01/31/14	—		—	—	—
	28,720		19,152	19,152	$8.04000	01/31/15	—		—	—	—
	27,922		41,833	41,833	$9.64000	01/31/16	—		—	—	—
	41,128	(7)	61,693	61,693	$11.88000	05/10/17	—		—	—	—

Ronald M. Faris	39,293	(2)	—	—	$20.35000	01/31/08	6,044	(3)	$33,484	6,044	$33,484
	11,524	(4)	—	—	$12.31250	01/31/09	11,612	(5)	$64,330	11,612	$64,330
	30,184	(4)	—	—	$6.25000	01/31/10	35,833	(6)	$198,515	35,833	$198,515
	121,927		—	—	$4.08625	01/31/11	—		—	—	—
	30,482		—	—	$7.40000	01/31/11	—		—	—	—
	200,000	(8)	—	—	$12.55000	10/31/11	—		—	—	—
	71,989		—	—	$5.78900	01/31/12	—		—	—	—
	47,992		—	—	$7.00000	01/31/12	—		—	—	—
	31,781		—	—	$1.87000	01/31/13	—		—	—	—
	47,672		—	—	$2.81000	01/31/13	—		—	—	—
	13,390		—	—	$6.18000	01/31/14	—		—	—	—
	40,170		13,390	13,390	$10.73000	01/31/14	—		—	—	—
	22,384		14,917	14,917	$8.04000	01/31/15	—		—	—	—
	24,203		36,301	36,301	$9.64000	01/31/16	—		—	—	—
	33,944	(7)	50,917	50,917	$11.88000	05/10/17	—		—	—	—

	Option Awards								Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (1)		Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

David J. Gunter	6,744	(7)	10,117	10,117	$11.88000	05/10/17	2,307	(5)	$12,781	2,307	$12,781

Paul A. Koches	—		—	—	—	—	—		—	—	—

W. Michael Linn	200,000		—	—	$10.60000	03/08/14	1,173	(3)	$6,498	1,173	$6,498
	40,810		—	—	$8.04000	01/31/15	4,419	(5)	$24,481	4,419	$24,481
	11,736		—	—	$9.64000	01/31/16	5,077	(7)	$28,127	5,077	$28,127
	32,296		—	—	$11.88000	01/31/17	—		—	—	—

William B. Shepro	2,632		—	—	$6.25000	01/31/10	3,964	(3)	$21,961	3,964	$21,961
	24,309		—	—	$4.08625	01/31/11	3,882	(5)	$21,512	3,882	$21,512
	9,827		—	—	$7.40000	01/31/11	18,933	(7)	$104,889	18,933	$104,889
	40,000	(8)	—	—	$12.55000	10/31/11	—		—	—	—
	14,596		—	—	$5.78900	01/31/12	—		—	—	—
	19,730		—	—	$7.00000	01/31/12	—		—	—	—
	2,035		—	—	$1.87000	01/31/13	—		—	—	—
	21,053		—	—	$2.81000	01/31/13	—		—	—	—
	5,977		—	—	$6.18000	01/31/14	—		—	—	—
	17,931		5,975	5,975	$10.73000	01/31/14	—		—	—	—
	21,693		14,459	14,459	$8.04000	01/31/15	—		—	—	—
	15,873		23,814	23,814	$9.64000	01/31/16	—		—	—	—
	11,350	(7)	17,026	17,026	$11.88000	05/10/17	—		—	—	—

(1)

Unless otherwise noted, the options vest in five equal increments on January 31 of each year with the initial vesting at the time of grant as provided in the option agreements associated with these grants.

(2)	Vested on January 31, 1999 and expired on January 31, 2008.

(3)	Vested on January 31, 2008.

(4)	Vested in three equal increments commencing on January 31 of the year following the date of grant.

(5)	Vests in two equal installments on 1/31/08 and 1/31/09.

(6)	Shares granted to replace value lost as a result of replacement of discounted stock options to comply with Section 409A of the Internal Revenue Code.

(7)	Vests in five equal increments on December 31 of each year with the initial vesting at the time of grant as provided in the option agreements associated with these grants.

(8)	Vested on October 31, 2004.

Option Exercises and Stock Vested

The following table provides information relating to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2007 for the individuals named in the Summary Compensation Table.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

William C. Erbey	—	—	18,800	$247,874
Ronald M. Faris	—	—	15,583	$205,511
David J. Gunter	—	—	1,154	$13,710
Paul A. Koches	—	—	—	—
W. Michael Linn	—	—	7,468	$99,683
William B. Shepro	—	—	9,524	$128,956

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 14 through 25 of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2007 and in this proxy statement.

Compensation Committee:
March 6, 2008	W. C. Martin, Chairman
Ronald J. Korn, Director
Barry N. Wish, Director

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
(Proposal Two)

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP, independent registered certified public accountants, to be our independent registered certified public accounting firm for the year ending December 31, 2008 and has further directed that such appointment be submitted for ratification by our shareholders at the Annual Meeting. Although shareholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for shareholders to ratify such appointment. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may, in its sole discretion, reevaluate the engagement of independent auditors.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR 2008.

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management Ocwen’s audited financial statements as of and for the year ended December 31, 2007;

•

Discussed with PricewaterhouseCoopers LLP, Ocwen’s independent registered certified public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees;” and

•

Received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board’s Independence Standard No. 1, “Independence Discussions with Audit Committees” and discussed with PricewaterhouseCoopers LLP their independence.

In reliance on the review and discussion referred to above, the Committee recommends to the Board of Directors that the audited financial statements be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2007.

Audit Committee:
March 11, 2008	Ronald J. Korn, Chairman
Martha C. Goss, Director
Barry N. Wish, Director

PricewaterhouseCoopers LLP Fees

The following table shows the aggregate fees billed to Ocwen for professional services by PricewaterhouseCoopers LLP for fiscal years 2007 and 2006:

	2007	2006

Audit Fees	$2,124,960	$2,223,546
Audit Related Fees	142,186	171,066
Tax Fees	123,600	42,000
All Other Fees	8,130	8,130

Total	$2,398,876	$2,444,742

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of Ocwen’s consolidated financial statements for fiscal years 2007 and 2006, for the reviews of the financial statements included in Ocwen’s quarterly reports on Form 10-Q during fiscal years 2007 and 2006 and for services that are normally provided by the independent registered certified public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees” and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice. Of these amounts, $111,200 and $42,000 were related to tax compliance services for 2007 and 2006, respectively.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered certified public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to PricewaterhouseCoopers LLP in 2007 and the proposed services for 2008 and determined that such services and fees are compatible with the independence of PricewaterhouseCoopers LLP.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. In 2007, less than 1% of the fees associated with the independent registered public accounting firm services were not pre-approved by the Audit Committee.

Audit Committee Pre-Approval Policy, Adopted December 11, 2006

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted a policy and procedure for review, approval and monitoring of transactions involving Ocwen and related persons (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the company’s outstanding stock) within our written Code of Business Conduct and Ethics, which is available at www.ocwen.com. The policy and procedure is not limited to related person transactions that meet the threshold for disclosure under the relevant Securities and Exchange Commission, as it broadly covers any situation in which a conflict of interest may arise.

Any situation that potentially qualifies as a conflict of interest is to be immediately disclosed to the Compliance Officer and/or the General Counsel to assess the nature and extent of any concern, as well as the appropriate next steps. The Compliance Officer and/or the General Counsel will notify the Chairman of the Board if any such situation requires approval of the Board. Related persons are required to obtain the prior written approval of the Audit Committee of the Board of Directors before participating in any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors, including (i) whether the transaction is in the best interests of Ocwen; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to Ocwen. The Committee will periodically monitor any approved transactions to ensure that there are no changed circumstances that would render it advisable for the company to amend or terminate the transaction.

On January 14, 2008, the Board of Directors received a proposal from a group of investors led by William C. Erbey, Chairman and Chief Executive Officer of the company, Oaktree Capital Management, L.P. and Angelo, Gordon & Co., L.P. to acquire all of the outstanding shares of our common stock for $7.00 per share in cash. The Board of Directors of the company formed a Special Committee of independent directors to consider the proposal. The Special Committee, instead of the Audit Committee, reviewed the factors set forth in the previous paragraph to determine the fairness of this proposed transaction to the company. On March 11, 2008, the company announced that the parties were unable to reach an agreement as to the terms of a definitive agreement regarding the proposal and negotiations were terminated as a result.

The only related person transaction during the last fiscal year was the execution of a Stock Purchase Agreement between Ocwen and Wishco, Inc. on April 30, 2007. Wishco is a holding company controlled by Barry N. Wish pursuant to his ownership of 93% of Wishco’s common stock. Mr. Wish is the Chairman Emeritus and a Director of Ocwen. Pursuant to the terms of the Stock Purchase Agreement, Ocwen purchased 1,000,000 shares of its common stock owned by Wishco at a price of $14.52 per share. The aggregate purchase price for the shares was paid on April 30, 2007 in accordance with the terms of the Stock Repurchase Agreement. The proposed transaction was brought to the attention of the General Counsel, who consulted with the Chairman of the Board and obtained advice of outside counsel. The Chairman informed the Board of the proposed transaction, which was unanimously ratified by the Board on May 10, 2007 with Mr. Wish abstaining from the vote.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder desires to have included in our proxy materials relating to our next Annual Meeting of Shareholders, which is scheduled to be held on May 7, 2009, must be received at our executive offices no later than November 1, 2008. All shareholder proposals for the 2009 Annual Meeting should be directed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. We recommend that you send any shareholder proposal by certified mail, return-receipt requested.

For any proposal that is not submitted for inclusion in the 2009 proxy statement, but is instead sought to be presented directly at the 2009 Annual Meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if we:

(1)

receive notice of the proposal before the close of business on February 8, 2009 and advise shareholders in the 2009 proxy statement about the nature of the matter and how management intends to vote on such matter; or

(2)	do not receive notice of the proposal prior to the close of business on February 8, 2009.

Notice of intent to present a proposal at the 2009 Annual Meeting should be directed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

We did not receive notice of any shareholder proposals relating to the 2008 Annual Meeting. At the Annual Meeting, our management may exercise discretionary authority when voting on any properly presented shareholder proposal that is not included as an agenda item in this proxy statement.

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2007 was mailed to shareholders of record as of March 10, 2008 on or about March 31, 2008. The annual report is not part of the proxy solicitation materials and can be found on our website www.ocwen.com under Shareholder Relations.

We will furnish without charge to each person whose proxy is solicited and to each person who represents that as of the record date for the meeting he or she was a beneficial owner of shares entitled to vote at the meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2007, required to be filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such requests should be directed to Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2007 and this proxy statement will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated by a shareholder, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named earlier in this proxy statement and (2) for the ratification of the selection of the independent auditor. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2007 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2007 annual report was sent, may request a separate copy by contacting Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

This proxy statement and our 2007 annual report may be viewed online at www.ocwen.com under Shareholder Relations. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a notice by mail listing the website location, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

OCWEN FINANCIAL CORPORATION 1661 WORTHINGTON ROAD SUITE 100 WEST PALM BEACH, FL 33409 BROADRIDGE INVESTOR COMM SERVICES 51 MERCEDES WAY EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Ocwen Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ocwen Financial Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS ☒ OCWEN1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THlS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OCWEN FINANCIAL CORPORATION THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2 Vote on Directors

1.	To elect as Directors of Ocwen Financial Corporation the nominees listed below:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	01) William C. Erbey	05) William H. Lacy
	02) Ronald M. Faris	06) Barry N. Wish			☐	☐	☐
03) Martha C. Goss
04) Ronald J. Korn

Vote on Proposal								For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2008							☐	☐	☐

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

			Yes	No
Please indicate if you plan to attend this meeting.
			☐	☐

123,456,789,012 675746A99
Signature [PLEASE SIGN WITHIN BOX]		Date		P40365	Signature (Joint Owners)			Date		1

OCWEN FINANCIAL CORPORATION
1661 Worthington Road, Suite 100 – West Palm Beach, Florida 33409

REVOCABLE PROXY
THlS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
OCWEN FINANCIAL CORPORATION
FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2008, AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints William C. Erbey, Ronald M. Faris and Kevin J. Wilcox, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Ocwen Financial Corporation (the “Company”) held of record by the undersigned on March 10, 2008, at the Annual Meeting of Shareholders to be held at the offices of the Company located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409 on May 8, 2008 at 9:00  a.m., Eastern Daylight Time and at any adjournment thereof.

Shares of Common Stock of the Company will be voted as specified. If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR the election of each of the Board of Directors’ nominees to the Board of Directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered certified public accounting firm. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Ocwen Financial Corporation to be held on May 8, 2008, or any adjournment thereof, a Proxy Statement for the Annual Meeting and the 2007 Annual Report to Shareholders of the Company prior to the signing of this proxy.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

(Continued and to be dated and signed on the reverse side)